Exhibit 10.52

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 1, 2012, by and between DDI GLOBAL CORP., a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 28, 2012, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.4. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.4. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank under the Term Loan shall be guaranteed jointly and severally by Viasystems North America, Inc., DDi Intermediate Holdings Corp., DDi Capital Corp., Viasystems Technologies Corp., L.L.C., Viasystems Corporation, Viasystems, Inc., Viasystems International, Inc. and Merix Asia, Inc. (“Guarantor”) in the principal amount of Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.”

2. Section 4.3. is hereby deleted in its entirety, and the following substituted therefor:

“(a) not later than 90 days after and as of the end of each fiscal year, copies of Viasystems Group, Inc.’s SEC filings to include 10K;

(b) not later than 45 days after and as of the end of each fiscal quarter, copies of Viasystems Group, Inc.’s SEC filings to include 10Q;

(c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president, chief financial officer or corporate controller of Viasystems Group, Inc. that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and certifying compliance with financial covenants in Section 4.9. together with detailed computations;

(d) from time to time such other information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby.”

3. Section 4.9. (a). is hereby deleted in its entirety, and the following substituted therefor:

“(a) Fixed Charge Coverage Ratio not less than 1.10 to 1.00 as of each fiscal quarter end, as defined in Section 9.17 of the Loan and Security Agreement with Wells Fargo Capital Finance, LLC, dated February 16, 2010, as amended from time to time, between Viasystems Technologies Corp., LLC and Merix Corporation, each a borrower, Viasystems, Inc., Viasystems International, Inc., and Merix Asia, Inc., each a guarantor, and Wells Fargo Capital Finance, LLC, as Agent and Lender.”

4. Section 5.2 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.2. MERGERS, CONSOLIDATION, TRANSFERS OF ASSETS. Merge into or consolidate with any other entity, except to a related entity so long as Borrower is the surviving entity and maintains its legal name through such merger or consolidation; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.”

5. Section 6.1(i) should be deleted in its entirety, and the following substituted therefor:

“(i) Any change in control of Borrower or Guarantor or any entity or combination of entities that directly or indirectly control Borrower or Guarantor, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).”

6. Section 6.1 is hereby amended to include the addition of the following Event of Default:

“(k) The cessation of Bank or any affiliate or Wells Fargo Capital Finance, LLC as agent and lender to that certain Loan and Security Agreement dated February 16, 2010, as amended from time to time, between Viasystems Technologies Corp., LLC and Merix Corporation, each a borrower, Viasystems, Inc., Viasystems International, Inc., and Merix Asia, Inc., each a guarantor, and Wells Fargo Capital Finance, LLC, as Agent and Lender.”

7. Section 7.2 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	DDI GLOBAL CORP.
101 South Hanley Road
Suite 1800
St. Louis, Missouri 63105

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
1 North Jefferson Avenue
3rd Floor
Saint Louis, Missouri 63103

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.”

8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
DDI GLOBAL CORP.		NATIONAL ASSOCIATION

By:	/s/ Daniel J. Weber	By:	/s/ Beth Tiffin
	Daniel J. Weber, Secretary		Beth Tiffin, Senior Vice President